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                                                                    Exhibit 99.2


Press release, dated October 2, 2000, announcing the completion of the spin-off of common stock of Cabot Microelectronics Corporation.

                                              Contact: Eduardo E. Cordeiro
                                                    Director, Investor Relations
                                                    (617) 342-6244

FOR IMMEDIATE RELEASE
---------------------

                    CABOT CORPORATION COMPLETES SPIN-OFF OF
                       CABOT MICROELECTRONICS CORPORATION


BOSTON, MA (OCTOBER 2, 2000) -- Cabot Corporation (NYSE: CBT) today announced that it has completed the spin-off of Cabot Microelectronics Corporation (Nasdaq: CCMP) through the distribution of all of its 18,989,744 shares of Cabot Microelectronics. After the close of the market last Friday, September 29, 2000, Cabot shareholders were issued 0.280473721 shares of Cabot Microelectronics common stock for each share of Cabot common stock held. Cash will be issued in lieu of fractional shares.

As a result of the distribution of shares of Cabot Microelectronics common stock, the closing stock price of Cabot Corporation on September 29, 2000 was adjusted by the New York Stock Exchange. The adjusted closing price on September 29, 2000 for Cabot Corporation was $18.1875.

ABOUT CABOT CORPORATION

Cabot Corporation is a global specialty chemicals and materials company. Headquartered in Boston, MA, Cabot's major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot has approximately 4,800 employees in more than 45 manufacturing plants and offices located in 23 countries around the world.

ABOUT CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics Corporation is a leading provider of slurries used in chemical mechanical planarization, a polishing process used in manufacturing integrated circuit devices. Cabot Microelectronics is headquartered in Aurora, IL.